UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)	July 25, 2006

Transcat, Inc.

(Exact name of registrant as specified in its charter)

Ohio	000-03905	16-0874418

(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

35 Vantage Point Drive, Rochester, New York	14624

(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code	585-352-7777

(Former name or former address, if changed since last report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.
     On July 25, 2006, the Board of Directors of Transcat, Inc. (“Transcat”) approved, upon the recommendation of the Compensation Committee of the Board of Directors, a Post-Retirement Benefits and Long-Term Care Insurance Plan (the “Plan”) for officers of Transcat. Currently, three executive officers qualify for coverage under the Plan: Carl E. Sassano, Chairman and Chief Executive Officer, Charles P. Hadeed, President and Chief Operating Officer, and John A. De Voldre, Vice President of Human Resources.
     The following is a summary of the qualifications, benefits and costs of the Plan:
     Post-Retirement Benefits. An officer will be eligible for medical and dental benefits at age 55 provided he or she has a minimum of five years of service with Transcat. Both the officer and his or her spouse will be covered at the time of the officer’s eligibility. Upon retirement, benefits will begin at age 60 and continue through age 65 for both the officer and his or her spouse. After age 65, Transcat will provide supplemental coverage to Medicare. Transcat will fund and/or reimburse participants 70% of the premium costs subject to maximum 3% annual cost increases. Under the Plan, Transcat will recognize expense for these benefits over five years beginning at age 50, regardless of years of service. Because these executive officers have all reached age 55 and will have five years of service by April 2007, the estimated cost of these benefits to Transcat in Fiscal 2007 will be $75,000 for each of Mr. Sassano, Mr. Hadeed and Mr. De Voldre including their spouses.
     Long-Term Care Insurance. An officer will be eligible for long-term care insurance at age 55 provided he or she has a minimum of five years of service with Transcat. Both the officer and his or her spouse will be covered at the time of the officer’s eligibility. Transcat will pay 100% of the premium costs annually over a 10 year period provided the officer remains employed by Transcat or retires. The estimated cost of these benefits to Transcat for Fiscal 2007 is $6,000 for each of Mr. Sassano, Mr. Hadeed and Mr. De Voldre including their spouses.
SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

TRANSCAT, INC.

Dated: July 31, 2006	By:	/s/ Charles P. Hadeed

Charles P. Hadeed President and Chief Operating Officer